Registration No. 333-140369

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 2
TO
FORM S-3
FOR REGISTRATION OF SECURITIES UNDER THE SECURITIES ACT OF 1933

BREEZE-EASTERN CORPORATION
(formerly known as TransTechnology Corporation)
(Exact name of registrant as specified in governing instruments)

Delaware (State or other jurisdiction of incorporation) 700 Liberty Avenue Union, New Jersey (Address of principal executive offices)	95-406221 (I.R.S. employer identification number) 07083 (Zip Code)
Registrant’s telephone number, including area code: (908) 688-2440
Joseph F. Spanier
Executive Vice President, Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)
Breeze-Eastern Corporation
700 Liberty Avenue
Union, New Jersey 07083
(908) 688-2440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gerald C. Harvey, Esq. Executive Vice President, General Counsel and Secretary Breeze-Eastern Corporation 700 Liberty Avenue Union, New Jersey 07083 (908) 688-2440	F. Ronald O’Keefe, Esq. Hahn Loeser & Parks LLP Suite 3300 200 Public Square Cleveland, Ohio 44114-2301 (216) 274-2396

Approximate date of commencement of proposed sale to the public:
From time to time, as may be determined by the Selling Stockholders.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Proposed
	Amount	Maximum
	to be	Aggregate Offering	Amount of
Title of securities to be registered	Registered	Price (1)	registration fee (2)
Common Stock, par value $0.01 per share	2,500,000 shares of Common Stock	$26,350,000	$2,819.45

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended and based upon $10.54, which was the average of the high and low prices of Breeze-Eastern Corporation’s common stock as reported on the American Stock Exchange on January 26, 2007.

(2)	This amount has been paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which are being borne by the Company.

Securities and Exchange Commission registration fee	$2,819.45
Printing and engraving expenses	0.00
Legal fees and expenses	22,500.00
Accounting fees and expenses	25,000.00
Transfer Agent and Placement Agent fees	0.00
Miscellaneous	0.00

Total	$50,319.45

Item 15. Indemnification of Directors and Officers.
Breeze-Eastern Corporation is a Delaware corporation. The Company’s Certificate of Incorporation, as amended, provides that the Company may indemnify its officers and directors to the full extent permitted by law. Section 145 of the General Corporation Law of the State of Delaware (“GCL”) provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.
Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have the power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145. Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made only as authorized in the specific case upon a determination by a majority vote of the directors who are not parties to such action, suit or proceeding (or, if there are no such directors, by an independent counsel or by the stockholders) that indemnification is proper in the circumstances because he has met the standard of conduct set forth in subsections (a) and (b).

The Company’s Certificate of Incorporation also provides that, to the fullest extent permitted by the GCL, a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102 of the GCL authorizes such a provision, and states that such a provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock purchases or redemptions by the corporation, or (d) for any transaction from which the director derived an improper benefit.
The Company’s Amended and Restated Bylaws provide that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party to (or is otherwise involved in) any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or other business or nonprofit entity. The Amended and Restated Bylaws provide that the Company shall pay the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition, provided that any such advance payments shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should ultimately be determined that the director or officer is not entitled to be indemnified under the Amended and Restated Bylaws or otherwise.
The Company has entered into indemnity agreements with each of its directors and executive officers, whereby the Company agrees to indemnify such persons against liability to the extent permitted by law. The Company may from time to time enter into indemnity agreements with additional individuals who become officers and/or directors of the Company.
Item 16. Exhibits and Financial Statements
The index to exhibits appears immediately following the signature pages to this registration statement.
Item 17. Undertakings
The Company hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Company’s obligation to maintain this registration statement.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 30, 2007.

Breeze-Eastern Corporation
/s/ Robert L.G. White
Robert L.G. White
President and Chief Executive Officer
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John H. Dalton*	Chairman of the Board	May 30, 2007

John H. Dalton

/s/ Robert L.G. White*	Director, President and Chief Executive Officer	May 30, 2007

Robert L.G. White

/s/ Joseph F. Spanier Joseph F. Spanier	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 30, 2007

/s/ Thomas V. Chema*	Director	May 30, 2007

Thomas V. Chema

/s/ Jan Cope*	Director	May 30, 2007

Jan Cope

/s/ Joseph S. Bracewell*	Director	May 30, 2007

Joseph S. Bracewell

/s/ Gail F. Lieberman*	Director	May 30, 2007

Gail F. Lieberman

/s/ William M. Shockley*	Director	May 30, 2007

William M. Shockley

/s/ William J. Recker*	Director	May 30, 2007

William J. Recker

*	Executed by power of attorney.
Gerald C. Harvey, Executive Vice President, General Counsel and Secretary, as attorney-in-fact, signs this document on behalf of the above-named officers and directors pursuant to powers of attorney duly executed by such officers and directors and filed with this registration statement.

/s/ Gerald C. Harvey
Gerald C. Harvey, attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Certificate of Incorporation, as amended, of the Registrant(a)

4.2	Registration Rights Agreement by and among the Selling Stockholders and the Registrant(b)

5.1	Opinion of Hahn Loeser & Parks LLP*

10.1	Stock Purchase Agreement by and among Tinicum Capital Partners II and affiliate, and the Registrant(c)

10.2	Stock Purchase Agreement by and among Wynnefield Partners Small Cap Value, L.P. and affiliates, and the Registrant(d)

10.3	Stock Purchase Agreement by and between Terrier Partners LP and the Registrant(e)

23.1	Consent of Deloitte & Touche LLP**

23.3	Consent of Hahn Loeser & Parks LLP (included in Exhibit 5.1)*

24	Power of Attorney*

*	Previously filed in Registrant’s Registration Statement on Form S-3, filed on January 31, 2007 (File No. 333-140369) and incorporated herein by reference.

**	Previously filed in Registrant’s Registration Statement on Form S-3/A, filed on April 16, 2007 (File No. 333-140369) and incorporated herein by reference.

(a)	A description of the Registrant’s capital stock is provided in Section “Fourth” of the Certificate of Incorporation filed as Exhibit 3.1 to the Registrant’s Form 10-Q for the third quarter ended December 25, 2005 and incorporated herein by reference.

(b)	Filed as Exhibit 10.40 to the Registrant’s Form 8-K dated as of February 21, 2006 and incorporated herein by reference.

(c)	Filed as Exhibit 10.37 to the Registrant’s Form 8-K dated as of February 21, 2006 and incorporated herein by reference.

(d)	Filed as Exhibit 10.38 to the Registrant’s Form 8-K dated as of February 21, 2006 and incorporated herein by reference.

(e)	Filed as Exhibit 10.39 to the Registrant's Form 8-K dated as of February 21, 2006 and incorporated herein by reference.